UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 25, 2007

MC SHIPPING INC.
(Exact name of registrant as specified in its charter)

Liberia	1-10231	98-0101881
(State or other jurisdiction of incorporation)	Commission file Number	(IRS Employer Identification No.)

Richmond House, 12 Par-la-ville Road, Hamilton HM CX. Bermuda
(Address of principal executive offices)

441-295-7933
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 30, 2007, MC Shipping Inc., a corporation organized under the laws of Liberia ("MC Shipping” or the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement"), by and among the Company, Mast Acquisition Ltd., a Bermuda exempted limited company organized under the laws of Bermuda (“Parent”), and Mast Merger Sub Corp., a corporation organized under the laws of the Republic of Liberia and a wholly-owned subsidiary of Parent ("Merger Sub").  Parent is a newly-formed entity controlled by Bear Stearns Merchant Banking (“BSMB”), the private equity affiliate of The Bear Stearns Companies Inc.  The Board of Directors of MC Shipping (the “Company Board”), based on the recommendation of its Transaction Committee, consisting of four directors independent of the Company’s principal shareholders and management, and a fairness opinion issued by DnB NOR Markets, Inc., approved the Merger Agreement, determined that the transactions contemplated by the Merger Agreement are advisable and in the best interest of MC Shipping’s shareholders and resolved to recommend that the MC Shipping shareholders vote to adopt the Merger Agreement.

Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into MC Shipping (the "Merger"), with MC Shipping surviving the Merger as a wholly-owned subsidiary of Parent controlled by BSMB (the "Surviving Corporation").  At the effective time, and as a result, of the Merger, MC Shipping shareholders will receive $14.25 per share in cash in exchange for their MC Shipping shares.  MC Shipping shareholders who dissent from the Merger are entitled to assert appraisal rights in accordance with the Business Corporation Act of the Republic of Liberia.

Concurrent with the signing of the Merger Agreement, the Company’s principal shareholders, Navalmar Transportes Maritimos LDA (an entity controlled by Enrico Bogazzi) and Weco-Rederi Holding A/S (an entity controlled by Johan Wedell-Wedellsborg), with collective ownership of approximately 53% of the common stock of MC Shipping (the “Principal Shareholders”), sold their shares of Company common stock to BSMB at the same $14.25 price per share that is payable under the Merger Agreement.  Mr. Bogazzi and Mr. Wedell-Wedellsborg, as designees of the Principal Shareholders, resigned their positions as directors of the Company immediately prior to the Company Board meeting that approved the Merger Agreement.

The consummation of the transactions contemplated by the Merger Agreement is subject to customary conditions, including receipt of the affirmative vote of the holders of two-thirds of the shares of common stock of the Company present in person or represented by proxy (but in no event less than a majority of the outstanding shares) at a special shareholders meeting to be held to approve the Merger Agreement (the "MC Shipping Shareholder Approval").

A special meeting of MC Shipping shareholders has been scheduled for September 5, 2007 to vote on the Merger Agreement.  Shareholders of record on August 9, 2007 will be entitled to vote at this special meeting.  BSMB has agreed to vote its approximate 53% stake in favor of the adoption of the Merger Agreement.  Because completion of the Merger is not conditioned on the receipt of any governmental or regulatory approvals or third party consents, the Merger is expected to close immediately following receipt of Company shareholder approval.

MC Shipping has made customary representations, warranties and covenants in the Merger Agreement, including, among others things, covenants to conduct its business in all material respects in the ordinary course and in conformity with past practice during the period between execution of the Merger Agreement and the effective time of the Merger and to refrain from specified activities during that period without the consent of Parent (which generally may not be unreasonably withheld, delayed or conditioned).  None of the representations and warranties of MC Shipping contained in the Merger Agreement, nor any of its covenants to be performed in full prior to the closing, will survive closing of the Merger.

During the 35-day period following the signing of the Merger Agreement (the “Go-Shop Period”), the Transaction Committee may actively solicit offers or proposals for the acquisition of the Company (a “Takeover  Proposal”), including by engaging in negotiations or discussions, furnishing confidential information or releasing third parties from standstill agreements.  Upon the termination of the Go-Shop Period, the Transaction Committee must immediately cease all such activities, except with any person (x) with whom the Transaction Committee is negotiating a Takeover Proposal at the end of the Go-Shop Period that the Transaction Committee determines in good faith constitutes or would reasonably be expected to lead to a Takeover Proposal that is a Superior Proposal (as defined in the Merger Agreement) or (y) who thereafter submits an unsolicited Takeover Proposal that the Transaction Committee determines in good faith constitutes or would reasonably be expected to lead to a Superior Proposal.

MC Shipping may cause the Company to terminate the Merger Agreement if the Company Board determines in good faith (after consultation with its outside legal counsel and financial advisor) that (x) a Takeover Proposal constitutes a Superior Proposal and (y) such action is advisable in order for the Company Board to comply with its fiduciary duties to shareholders.  The Company Board must give Parent five business days notice prior to terminating the Merger Agreement in order to accept a Superior Proposal, and Parent will have an opportunity during such five business day period to match such Superior Proposal, in which case the Company will not be entitled to terminate the Merger Agreement.  BSMB has agreed in the Merger Agreement to support a qualified Superior Proposal accepted by the Company Board (by tendering its shares or voting in favor of a merger, as applicable) if such Superior Proposal has a price per share of at least $15.00 and is not subject to a financing condition or other conditions more onerous than those contained in the Merger Agreement.  In the event of such termination, MC Shipping must pay Parent a termination fee equal to $7,750,000, which represents approximately 2.7% of the Company’s enterprise value.

In the event that the Merger Agreement is terminated for any reason, other than for a breach by Parent, and a Superior Proposal is not completed within 90 days thereafter, Parent will be entitled (but only for so long as Parent owns more than 50% of the Company Common Stock) to (x) 50% representation on the Company Board until the Company’s next annual meeting (or June 30, 2008, if sooner), and Company Board action during such period will require the approval of at least one director who has not been designated by Parent and (y) from and after the next annual meeting (or June 30, 2008, if sooner) to proportionate representation on the Company Board.  During any period in which Parent is entitled to proportionate representation on the Company Board, the Company Board must also include three independent directors, and any transaction between Parent and Company (including mergers and acquisitions of additional shares) must be approved by a majority of the independent directors or by a majority of the minority shareholders.  Also during these periods, Parent may not purchase any additional shares for a purchase price below the Merger Consideration unless Parent makes an offer to acquire all outstanding shares at the same price or receives approval of such purchase from a majority of the independent directors or a majority of the minority shareholders.

The foregoing description of the terms and conditions of the Merger Agreement is a summary and is qualified in its entirety by reference to the Merger Agreement, which is attached as Exhibit 10.1 hereto and is incorporated herein by reference in its entirety.

The Merger Agreement has been included to provide investors and shareholders with information regarding its terms.  It is not intended to provide any other factual information about MC Shipping or BSMB.  The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specified dates, were solely for the benefit of the parties to the Merger Agreement, and may be subject to limitations agreed upon by the contracting parties, including complete waiver or qualified by confidential disclosures exchanged between the parties in connection with the execution of the Merger Agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in MC Shipping’s public disclosures.

Item 5.01.	Changes in Control of Registrant.

Reference is made to the disclosure with respect to the purchase by Parent (which is controlled by BSMB) of the approximate collective 53% stake in the Company’s common stock owned by the Principal Shareholders concurrent with the execution and delivery of the Merger Agreement, as described under Item 1.01 of this Current Report, which disclosure is incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 1.01 of this Current Report, prior to the Company Board’s consideration of the approval of the Merger Agreement:

(a)  On July 25, 2007, Mr. Enrico Bogazzi, designee of Navalmar Transportes Maritimos LDA, resigned as a Director of the Company.

(b)  On July 25, 2007, Mr. Johan Wedell-Wedellsborg, designee of Weco-Rederi Holding A/S, resigned as a Director of the Company.

Item 8.01.	Other Events.

On July 30, 2007, the Company and BSMB issued a joint press release announcing the execution of the Merger Agreement and the other matters discussed herein, a copy of which is filed as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Form of Agreement and Plan of Merger, dated as of July 30, 2007, by and among Mast Acquisition Ltd., Mast Merger Sub Corp., and MC Shipping Inc.

99.1	Press release issued jointly by Mast Acquisition Ltd. and MC Shipping Inc. dated July 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MC SHIPPING INC.

/S/ A.S. Crawford
Antony S. Crawford
Chief Executive Officer
(Principal Executive Officer)

Date: July 31, 2007

Exhibit Index

Exhibit Number	Description

10.1	Form of Agreement and Plan of Merger, dated as of July 30, 2007, by and among Mast Acquisition Ltd., Mast Merger Sub Corp., and MC Shipping Inc.

99.1	Press release issued jointly by Mast Acquisition Ltd. and MC Shipping Inc. dated as of July 30, 2007.